   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2000

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BROADBASE SOFTWARE, INC.
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        77-0408319
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                             181 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-8300
 (ADDRESS AND TELEPHONE NUMBER OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  RUSTY THOMAS
                            CHIEF FINANCIAL OFFICER
                             181 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 614-8300
   (NAME, ADDRESS AND TELEPHONE NUMBER OF THE REGISTRANT'S AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             DAVID K MICHAELS, ESQ.
                              THOMAS J. HALL, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
         SHARES                AMOUNTS TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
    TO BE REGISTERED           REGISTERED(1)              UNIT(2)                 PRICE(2)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par
  value per share........         475,361                  $6.72                 $3,193,832                 $844
-------------------------------------------------------------------------------------------------------------------------
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

(1) Represents shares issued in connection with the Registrant's acquisition of Decisionism, Inc.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq National Market on December 19, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION DATED DECEMBER 20, 2000)

                                [BROADBASE LOGO]
                            BROADBASE SOFTWARE, INC.

                         475,361 Shares of Common Stock

                           -------------------------

     Broadbase Software, Inc. common stock trades on the Nasdaq National Market.

     Last reported sale price on December 19, 2000: $6.25 per share.

     Trading Symbol: BBSW

                           -------------------------

                                  THE OFFERING

     With this prospectus, the selling stockholders named in the section entitled "Selling Stockholders" of this prospectus may offer and sell shares of our common stock that they acquired upon our acquisition of Decisionism, Inc.

                           -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is             .

                               TABLE OF CONTENTS

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                                        PAGE
                                        ----
Forward-Looking Statements............    2
Prospectus Summary....................    3
Risk Factors..........................    4
Use of Proceeds.......................   15
Selling Stockholders..................   15

                                        PAGE
                                        ----
Plan of Distribution..................   16
Legal Matters.........................   17
Experts...............................   18
Where You Can Find More Information...   18

                           -------------------------

     Unless the context otherwise requires, the terms "we," "us," "our" and Broadbase refer to Broadbase Software, Inc., a Delaware corporation, and its wholly-owned subsidiaries. Broadbase, Aperio, Decisionism, eMA, Panopticon, Rubric and Servicesoft are our trademarks and are registered in certain jurisdictions. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

                           FORWARD-LOOKING STATEMENTS

     We make many statements in this prospectus under the captions "Prospectus Summary," "Risk Factors" and elsewhere that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to our future plans, objectives, expectations and intentions. We may identify these statements by the use of words such as "believe," "expect," "anticipate," "intend" and "plan" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                        SUMMARY OF BROADBASE'S BUSINESS

     We develop and market customer-focused analytic, marketing automation and e-service software applications. Our software integrates information from numerous points of customer interaction by pulling information from multiple data sources and transforming it into a standard format, and analyzes this reformatted information to provide a comprehensive understanding of the customer life cycle from initial identification through acquisition and retention. Our products then allow businesses to translate this analysis into specific actions such as targeting profitable customers, personalizing customer interactions and identifying opportunities to sell complementary or higher-end products and services. In addition, our eMA (eMarketing Automation) application enables businesses to act on this analysis through automated marketing campaigns over the Internet and traditional channels. By integrating, analyzing and acting on valuable customer information, our products enable businesses to build long-lasting and profitable customer relationships.

     We were incorporated in California under the name "Broadbase Information Systems, Inc., and reincorporated in Delaware in September 1999 under our current name. Our principal executive offices are located at 181 Constitution Drive, Menlo Park, California. Our telephone number is (650) 614-8300.

                                  THE OFFERING

     Of the shares that may be offered with this prospectus, all are held by former stockholders of Decisionism, Inc. These shares are being offered on a continuous basis under Rule 415 of the Securities Act.

Common stock that may be offered by the
selling stockholders........................    475,361 shares

Common stock to be outstanding after this
offering....................................    80,900,327 shares*

Use of proceeds.............................    We will not receive any
                                                proceeds.
-------------------------
* Based on the number of shares outstanding as of December 18, 2000.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us, or that we currently deem immaterial, may become important factors that impair our business operations. Our business, financial condition or results of operations could be seriously harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

     We incurred net losses and losses from operations for each period from our inception through the first nine months of 2000. As of September 30, 2000, we had accumulated net losses of approximately $147.2 million. Servicesoft, which we acquired in December 2000, had accumulated net losses of approximately $89.8 million as of June 30, 2000. We have not achieved profitability to date, and we expect to continue to incur substantial losses for the foreseeable future. Although our revenues and Servicesoft's revenues grew significantly in 1999 and during the first nine months of 2000, our growth may not continue at the current rate or at all. We expect to incur increasing sales and marketing, research and development and general and administrative expenses. As a result, we will need to significantly increase our revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OUR OPERATING HISTORY IS LIMITED.

     Because we are still in the early stages of our development, we will be subject to the risks, expenses and uncertainties frequently encountered by a young company. For example, because we introduced a number of our products in May 1999, and our Servicesoft 2001 family of products in the third quarter of 2000, it is difficult to predict whether our products will continue to be accepted by the market, which is evolving rapidly, and the level of revenues we can expect to derive from sales of our products. Furthermore, several members of our management team have been with us for only a short period of time. Because of our limited operating history and evolving product offerings, our insights into trends that may emerge and affect our business are limited.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE.

     Our revenues and operating results are likely to vary significantly from quarter to quarter. The factors that affect our quarterly operating results include:

     - changes in our pricing policies, or changes in the pricing policies of our competitors;

     - the size and timing of customer orders for our products and our professional services;

     - the demand for our products, particularly our e-business applications;

     - uncertainty regarding the timing of the implementation cycle for our products;

     - increased expenses for sales and marketing, product development and administration;

     - changes in the level of sales of professional services as compared to product licenses;

     - the timing of the introduction of new product and services by us or our competitors, which could affect the demand for our existing products and services;

     - the purchasing and budgeting cycles of our customers, which could result in seasonality;

     - costs incurred with respect to acquisitions of technology or businesses;

     - changes in the mix of our domestic and international sales; and

     - changes in general economic and market conditions.

     Our quarterly revenues increased 418% from the third quarter of 1999 to the third quarter of 2000, and Servicesoft's revenues increased 405% from the second quarter of 1999 to the second quarter of 2000. We do not believe that these rates of growth are indicative of the growth in revenues, if any, that we can expect in the future. Accordingly, we believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely on these comparisons as an indication of our future performance. Our operating results may fall below the expectations of investors. In this event, the market price of our common stock would likely decrease.

THE UNPREDICTABLE TIMING OF OUR SALES AND IMPLEMENTATION CYCLE MAKES IT DIFFICULT TO FORECAST OUR OPERATING RESULTS.

     Our products can have a long and unpredictable sales cycle. Potential customers often require time to weigh the costs and benefits of our products compared to those of in-house development and integration efforts. As a result, our sales cycle for our products has typically ranged from two to seven months, although it can take longer. Consequently, we face difficulty predicting the quarter in which sales to expected customers will occur. This contributes to the uncertainty of our future operating results.

     Delays and uncertainty in product and service implementations can compound the difficulty of forecasting our operating results. In most customer sales, we are involved in the installation of our software products at the customer site, and we recognize revenue from a customer sale based in part on when the installation is complete. However, the timing of the commencement and completion of the installation process is subject to factors that may be beyond our control, as this process requires access to the customer's facilities and coordination with the customer's personnel after delivery of the software. In addition, customers may elect to delay product implementations. These factors make it difficult to forecast operating results and can result in significant variability in period-to-period results.

OUR OPERATING EXPENSES ARE INCREASING, AND IF WE FAIL TO MEET OUR REVENUE FORECASTS, WE WILL NOT BE ABLE TO REDUCE THESE EXPENSES QUICKLY.

     We plan to significantly increase our operating expenses as we expand our sales, marketing, research and development, professional services, customer support and administrative groups. These expenses will be incurred before we generate any revenues from our increased spending. If we do not significantly increase revenues as a result of these efforts, we will not achieve profitability. Our operating expenses are based on our expectations of future revenues and are relatively fixed in the short term. As a result, we would not be able to reduce spending quickly if our revenue was lower than we had projected. Therefore, if our revenue falls below our expectations in any quarter, or if we increase our spending ahead of our revenue growth, our operating results will be lower than expected.

IF OUR ACQUISITIONS ARE NOT PERCEIVED AS SUCCESSFUL, THIS MAY CAUSE A DECLINE IN OUR STOCK PRICE.

     We recently acquired several companies, including Servicesoft, Decisionism, Inc., and Panopticon, Inc., and if we are presented with appropriate opportunities, we may acquire additional companies or make investments in other companies, products or technologies in the future. Many of these companies are in the early stages of their development and have unproven business models. We may not realize the anticipated benefits of these or other acquisitions or investments to the extent that we anticipate, or at all. We may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing stockholders. If these acquisitions are not perceived as accretive, our stock price may decline.

OUR ACQUISITIONS MAY RESULT IN DISRUPTIONS TO OUR BUSINESS DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL, TECHNOLOGY AND OPERATIONS.

     The integration of acquired companies into our own will be a complex, time consuming and expensive process and may disrupt our business if not completed efficiently or in a timely manner. We must demonstrate to customers and suppliers that an acquisition will not result in adverse changes in client service standards, or dilution of or distraction to our business focus. We may not be able to successfully assimilate additional personnel, operations, acquired technology or products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. The difficulties of integrating other businesses could be greater than we anticipate, and could disrupt our ongoing business, disrupt our management and employees and increase our expenses.

ACCOUNTING CHARGES RELATING TO ACQUISITIONS WILL PREVENT US FROM ACHIEVING POSITIVE NET INCOME UNDER GAAP AS QUICKLY AS WE MIGHT OTHERWISE.

     We have accounted for our recent acquisitions using the purchase method of accounting. Under the purchase method, the purchase price of the acquired company is allocated based on an independent valuation, to the specific tangible and intangible assets acquired and liabilities assumed. We expect to record approximately $550.7 million in intangible assets and goodwill in connection with our acquisition of Servicesoft, which would result in annual amortization expense of approximately $112.3 million, and expect to record a charge to operations of approximately $13.0 million for acquired in-process research and development. This allocation is subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. We recorded approximately $362.0 million of intangible assets and goodwill on our balance sheet in connection with our acquisition of Rubric, which will result in annual amortization expense of approximately $72 million through 2004 and $6.0 million for 2005. We also recorded $28.8 million in intangible assets and goodwill in connection with our acquisition of Aperio, and $88.0 million in intangible assets and goodwill in connection with our acquisition of Panopticon. We will likely record additional intangible assets and goodwill and merger related costs in connection with potential future acquisitions. These charges will reduce our net income reported under generally accepted accounting principles.

WE NEED TO ATTRACT, TRAIN AND RETAIN ADDITIONAL QUALIFIED PERSONNEL IN A COMPETITIVE EMPLOYMENT MARKET.

     Our success depends on our ability to attract, train and retain qualified, experienced employees. There is substantial competition for experienced management, engineering, sales and marketing personnel, particularly in the market segment in which we compete. If we are unable to retain our existing key personnel, or to attract, train and retain additional qualified personnel, we may experience inadequate levels of staffing to develop and sell our products and perform services for our customers.

     The market price of our common stock has fluctuated substantially since our initial public offering in September 1999, and has recently experienced a significant decline. We have relied historically on our ability to attract employees using equity incentives, and any perception by potential and existing employees that our equity incentives are less attractive could harm our ability to attract and retain qualified employees.

     We believe that our success will depend on the continued services of our executive officers. These employees serve "at-will" and may elect to pursue other opportunities at any time. The loss of any of our executive officers could harm our business. Several of our executive officers joined us only recently and have had a limited time to work together. For example, five of our executive officers commenced employment with us during 2000. We cannot assure you that our new executive officers will be able to work effectively together to manage our growth and continuing operations.

OUR GROWTH DEPENDS ON MARKET ACCEPTANCE OF OUR APPLICATIONS DESIGNED FOR INTERNET-BASED SYSTEMS.

     We first introduced our applications designed for Internet-based systems in May 1999, and our Servicesoft 2001 family of products in the third quarter of 2000. We expect that our future growth will depend significantly on revenue from licenses of these applications and related services. There are significant risks inherent in introducing these new products. Market acceptance of these new products will depend on the growth of the market for e-business solutions. This growth may not occur. We cannot assure you that our new e-business applications will meet customer performance expectations. If they do not meet customer expectations or the market for these products fails to develop or develops more slowly than we expect, our business would be harmed.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO SIGNIFICANTLY EXPAND OUR SALES
FORCE.

     We sell our products primarily through our direct sales force. We must significantly expand our direct sales operations to increase market awareness of our products and increase revenue. We cannot be certain that we will be successful in these efforts. Our products and services require sophisticated sales efforts. As a result, our ability to increase our direct sales operation will depend on our ability to recruit, train and retain top sales people with advanced sales skills and technical knowledge. There is a shortage of sales personnel with these qualifications, and competition for qualified personnel is intense in our industry. If we are unable to hire or retain qualified sales personnel, or if newly hired personnel fail to develop the necessary skills or reach productivity more slowly than anticipated, our business could be harmed.

WE RELY ON MARKETING, TECHNOLOGY AND DISTRIBUTION RELATIONSHIPS THAT MAY GENERALLY BE TERMINATED AT ANY TIME, AND IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR GROWTH MAY BE LIMITED.

     We rely on marketing and technology relationships with a variety of companies that, in part, generate leads for the sale of our products. These marketing and technology relationships include relationships with:

     - system integrators and consulting firms;

     - vendors of e-commerce and Internet software;

     - vendors of software designed for customer relationship management or for management of organizations' operational information;

     - vendors of key technology and platforms;

     - demographic data providers; and

     - an application service provider and an Internet hoster.

     If we cannot maintain successful marketing and technology relationships or cannot enter into additional marketing and technology relationships, we may have difficulty expanding the sales of our products and our growth may be limited. While these companies do not sell or distribute our products, we believe that many of our direct sales are the result of leads generated by vendors of e-business and enterprise applications that work with our products. Our marketing and technology relationships are generally not documented in writing, or are governed by agreements that can be terminated by either party with little or no prior notice. In addition, companies with which we have marketing, technology or distribution relationships may promote products of several different companies. If these companies choose not to promote our products or if they develop, market or recommend software applications that compete with our products, our business will be harmed.

     In addition, we have distribution relationships with companies located around the world that distribute or resell our products. Sales through these indirect sales channels accounted for approximately 28.7% of our total revenues for 1998, 35.3% for 1999 and 13.3% for the first nine months of 2000. If we cannot maintain successful relationships with our indirect sales channel partners, we may have difficulty expanding the sales of our products and our international growth may be limited.

     In addition, we rely on distributors, value-added resellers, systems integrators, consultants and other third-party resellers to recommend our Servicesoft products and to install and support these products. If these companies fail to implement our Servicesoft products successfully for our customers, we may be unable to complete implementation on the schedule required by the customers. We may not be able to maintain these relationships and enter into additional relationships that will provide timely and cost-effective customer support and service.

WE MAY BE UNABLE TO ATTRACT NEW CUSTOMERS IF WE DO NOT DEVELOP NEW PRODUCTS AND ENHANCEMENTS.

     If we do not continue to improve our products and develop new products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to attract new customers. For example, we have recently released new versions of a number of our existing analytic applications and our Servicesoft 2001 family of software e-service products. We may not be successful in marketing and supporting these new versions, or developing and marketing other product enhancements and new products that respond to technological advances and market changes, on a timely or cost-effective basis. In addition, even if these products are developed and released, they may not achieve market acceptance. We have in the past experienced delays in releasing new products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products.

WE DEPEND ON INCREASED BUSINESS FROM OUR NEW CLIENTS, AND IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE HARMED.

     If we fail to grow our client base or generate repeat and expanded business from our current and future clients, our business and operating results will be seriously harmed. Some of our clients initially make a limited purchase of our products and services for pilot programs. These clients may not choose to purchase additional licenses to expand their use of our products. These clients have not yet developed or deployed initial applications based on our products. If these clients do not successfully develop and deploy these initial applications, they may choose not to purchase deployment licenses or additional development licenses.

     The effectiveness of our Servicesoft products depends in part on the widespread adoption and use of these products by customer support personnel. Some of our clients who have made initial purchases of this software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer support personnel. If more clients decide to defer or suspend implementation of these products in the future, our ability to increase our revenue from these clients through additional licenses or maintenance agreements will also be impaired, and our financial position may be seriously harmed. Our business model generally depends on the expanded use of our products within our clients' organizations.

     In addition, as we introduce new versions of our products or new products, our current clients may not require the functionality of our new products and may not ultimately license these products. Because the total amount of maintenance and support fees we receive in any period depends in large part on the size and number of licenses that we have previously sold, any downturn in our software license revenue would negatively affect our future services revenue. In addition, if clients elect not to renew their maintenance agreements, our services revenue could decline significantly.

MARKET ACCEPTANCE OF OUR PRODUCTS MAY SUFFER IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES AND INDUSTRY STANDARDS.

     Rapidly changing technology and operating system standards, changes in customer requirements and evolving industry standards may impede market acceptance of our products. Our new applications have been designed based upon currently prevailing Internet technology. If new Internet technologies emerge that are incompatible with our applications, or if competing products emerge which are based on new technologies or new industry standards which perform better or cost less than our products, our key products may become obsolete and our existing and potential customers may seek alternatives to our products. We may not be able to quickly adapt our products to any new Internet technology, customer requirements or industry standards.

     We have designed our products to work with databases such as Oracle and Microsoft SQL Server. Any changes to those databases, or increasing popularity of other databases, could require us to modify our products, and could cause us to delay releasing future products and enhancements. Furthermore, software adapters are necessary to integrate our products with other systems and data sources used by our customers. We must develop and update these adapters to reflect changes to these systems and data sources in order to maintain the functionality provided by our products. As a result, uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, databases, customer relationship management software, web servers and other enterprise and Internet-based applications could delay our product development, increase our product development expense or cause customers to delay evaluation, purchase and deployment of our products.

OUR BUSINESS DEPENDS ON THE ACCEPTANCE AND USE OF THE WINDOWS NT OPERATING
SYSTEM.

     Both our analytic software products and our Servicesoft e-service software products currently run only on the Windows NT operating system. Any change to this operating system could require us to modify our products and could cause us to delay product releases. Any decline in the market acceptance of the Windows NT operating system for any reason, including as a result of errors or delayed introduction of enhancement or upgrades, could seriously harm our business. If potential customers do not want to use the Windows NT operating system, we will need to develop products that run on other operating systems such as UNIX. The development of new products in response to these risks would require us to commit a substantial investment of resources, and we may not be able to successfully develop or introduce such products on a timely or cost-effective basis, or at all, which could lead potential customers to choose alternative products.

FAILURE TO LICENSE NECESSARY THIRD PARTY SOFTWARE INCORPORATED IN OUR PRODUCTS MAY CAUSE DELAYS OR REDUCTIONS IN OUR SALES.

     We license third party software that we incorporate into our products. These licenses may not continue to be available on commercially reasonable terms or at all. Some of this technology would be difficult to replace. The loss of any such license could result in delays or reductions of our applications until equivalent software is identified, licensed and integrated or developed by us. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments and a loss of product differentiation.

WE FACE INTENSE COMPETITION THAT COULD MAKE IT DIFFICULT TO ACQUIRE AND RETAIN CUSTOMERS.

     Our market is intensely competitive, and we expect competition to intensify in the future. Recently, some of our competitors reduced the prices of their products and services substantially in certain cases in order to obtain new customers. Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products. Failure to maintain and enhance our competitive position could seriously harm our business. Our customers' requirements and the technology available to satisfy those requirements are continually changing. Therefore, we must be able to respond to these changes in order to remain competitive.

     Our competitors vary in size and in the scope and breadth of products and services offered. We currently face competition from providers of consulting-based analytic solutions, providers of e-service software products similar to our Servicesoft products, vendors of point technologies that provide website analysis, in-house development efforts by potential customers, and from other software providers. We may also face competition from providers of customer relationship management, e-commerce and communications solutions. In addition, we face competition from vendors of other enterprise applications as they expand the functionality of their product offerings, including companies that design software for decision support, management of customer relationships or of organizations operational information, as well as vendors of database applications. In addition, we expect that competition may increase as a result of software industry consolidations and formations of alliances among industry participants or with third parties. For example, Kana Communications, Inc. recently acquired Silknet Software, Inc., eGain

Communications Corp. recently acquired Inference Corporation, Siebel Systems Inc. recently acquired Onlink Technologies, Inc., and E.piphany, Inc. recently acquired Octane Software, Inc. Finally, it is possible that new competitors may emerge and acquire our market share.

     Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do, and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have wider name recognition and more extensive customer bases that they could leverage, thereby gaining market share to our detriment. They may be able to undertake more extensive promotional activities, adopt more aggressive pricing strategies, and offer purchasers more attractive terms than we can. Our competitors may develop products that are superior to ours or that achieve greater market acceptance.

WE DEPEND ON OUR INTELLECTUAL PROPERTY, AND LITIGATION REGARDING OUR INTELLECTUAL PROPERTY COULD HARM OUR BUSINESS.

     The success of our business is largely dependent on our ability to protect our intellectual property. Our intellectual property includes our proprietary technology, trade secrets, trademarks and copyrights in our software products. We have no patents, although patents may become increasingly important in software and e-business applications. Unauthorized use or misappropriation of our intellectual property could seriously harm our business. Copyrights and trademarks discourage unauthorized use of our software and company and product names and provide us with a way to enforce our rights in the event that this unauthorized use occurs. Trade secret laws protect the confidentiality of our propriety technology and other business information. However, existing copyright, trademark and trade secret laws afford only limited protection, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights. In addition, any legal action that we may bring to protect our intellectual property rights could be expensive and distract management from day-to-day operations.

     Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. If we become liable to any other third party for infringing their intellectual property rights, we could be required to pay substantial damage awards and to develop non-infringing technology, obtain licenses or cease selling the applications that contain the infringing intellectual property. We could have to redesign our products, which could be costly and time-consuming and could substantially delay product shipments, assuming that a redesign is even feasible. We may be unable to develop non-infringing technology or obtain licenses on commercially reasonable terms, if at all. Litigation is subject to inherent uncertainties and any of these results in connection with a lawsuit could seriously harm our business. Furthermore, we could incur substantial costs in defending against any intellectual property litigation, and these costs could increase significantly if any dispute were to go to trial. Our defense of any litigation, regardless of the merits of the complaint, will likely be time-consuming, costly and a distraction for our management personnel. Publicity related to any intellectual property litigation could also harm the sale of our products and disrupt our relationships with existing clients.

SOFTWARE DEFECTS COULD LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS OR MAY EXPOSE US TO LIABILITY.

     Our software products are internally complex and may contain defects, especially when they are first introduced or when new versions are released. In the past, we have discovered software errors in some of our products after their introduction. We recently released new versions of a number of our analytic software applications and our Servicesoft 2001 family of products. As a result, these products may be particularly susceptible to errors. Although we continue to evaluate our products for errors following the commencement of commercial shipments and receive information from customers regarding errors they detect, if we are not able to detect and correct errors in products or releases before commencing commercial shipments, we may experience loss of or delay in revenues, loss of market share or failure to achieve market acceptance for our products, diversion of development resources or injury to our reputation.

     We may encounter product liability claims in the future as a result of any product defects. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, all domestic and international jurisdictions may not enforce these limitations. Product liability claims brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

BARRIERS TO INTERNATIONAL EXPANSION COULD LIMIT OUR FUTURE GROWTH.

     We have only a limited history of marketing, selling and supporting our products and services internationally. We conduct our international sales primarily through direct sales offices in Europe and Asia, through a Servicesoft subsidiary in Canada and through distributors in Japan. International sales represented approximately 5.1% of our total revenue for the year ended December 31, 1998, 23.2% for 1999 and 19.1% for the first nine months of 2000, substantially all of which consisted of sales to customers in Canada, Europe and Japan. International sales represented approximately 10.1% of Servicesoft's total revenue for the year ended December 31, 1998, 24.9% for the year ended 1999 and 9.9% for the first six months of 2000. We intend to expand our international operations, but we may face significant barriers to this expansion. Our failure to manage our international operations effectively could limit the future growth of our business. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources.

     Our products must be localized, or customized to meet local user needs, in order to be sold in particular foreign countries. Developing local versions of our products for foreign markets is difficult and can take longer than we anticipate. We currently have limited experience in localizing products and in testing whether these localized products will be accepted in the targeted countries. For example, we are currently marketing localized products only in Germany and Japan. We cannot assure you that our localization efforts will be successful.

     We also face certain other risks inherent in conducting business internationally, such as:

     - difficulties and costs of staffing and managing international operations;

     - difficulties in recruiting and training an international staff;

     - difficulties in entering into strategic relationships with companies in international markets, particularly in Japan where all of our sales have been made through distributors;

     - language and cultural differences;

     - difficulties in collecting accounts receivable and longer collection periods;

     - seasonal business activity in certain parts of the world;

     - fluctuations in currency exchange rates;

     - legal and governmental regulatory requirements;

     - tariffs, duties, price controls and other trade barriers; and

     - potentially adverse tax consequences.

     Any of these factors could seriously harm our international operations and, consequently, our business.

     To date, a majority of our international revenue and costs have been denominated in foreign currencies. We have not engaged in any foreign exchange hedging transactions to mitigate exchange rate risk. Accordingly, our results of operations could be harmed by foreign currency exchange rate fluctuations.

WE ARE GROWING RAPIDLY, AND THE FAILURE TO MANAGE OUR GROWTH, INCLUDING EXPANSION OF OUR MANAGEMENT SYSTEMS, COULD HARM OUR BUSINESS.

     We have grown rapidly and will need to continue to grow in all areas of operation in order to execute our business strategy. Our total number of full-time employees grew from 131 at December 31, 1999 to 320 at September 30, 2000. Servicesoft's total number of full-time employees grew from 243 at December 31, 1999 to 312 at September 30, 2000. We anticipate further significant increases in the number of our employees. Our growth has placed significant demands on management as well as on our administrative, operational and financial resources and controls. We expect our future growth to cause similar, and perhaps increased, strain on our systems and controls. If we cannot effectively establish and improve our processes, we may not be able to manage our growth successfully or sustain and manage the growth rates we have experienced in the past.

     We recently completed the implementation of several new operational information systems, and began an extensive upgrade of our finance, accounting, and product distribution systems. In addition, we plan to deploy certain of these systems in our international operations during the first quarter of 2001. Failure to successfully complete these systems implementations, upgrades, and deployments in a timely and effective manner may result in the disruption of our operations, which could adversely affect our operating results.

OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING, IF REQUIRED, ARE UNCERTAIN AND FAILURE TO OBTAIN NEEDED FINANCING COULD AFFECT OUR ABILITY TO PURSUE FUTURE GROWTH.

     We expect that our cash on hand, cash equivalents and proceeds from our initial and secondary public offerings will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. However, we may need to raise additional funds to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We cannot assure you that we would be able to obtain additional financing on favorable terms, if at all. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise necessary additional funds on acceptable terms, we may not be able to fund expansion, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD LEAD TO LOSSES BY INVESTORS AND TO SECURITIES LITIGATION.

     The market price of our common stock has been and is likely to continue to be highly volatile due to several factors, such as:

     - variations in our actual and anticipated operating results;

     - changes in our earnings estimates by analysts;

     - our failure to meet analysts' performance expectations; and

     - the volume of trading in our common stock.

     In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and in particular the market prices of securities of technology companies, especially Internet-related companies, have declined significantly in recent months. Some of these declines have been unrelated to the operating performance of such companies. The trading price of our common stock has likewise experienced a significant decline in recent months, and fluctuations or declines such as these may continue to affect the market price of our common stock in the future. Substantial sales of our common stock could also cause the stock price to decline.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.

ADDITIONAL RISKS RELATED TO OUR RECENT ACQUISITION OF SERVICESOFT

IF WE DO NOT SUCCESSFULLY INTEGRATE THE OPERATIONS AND PERSONNEL OF SERVICESOFT IN A TIMELY MANNER, THIS WILL DISRUPT OUR BUSINESS AND COULD NEGATIVELY AFFECT OUR OPERATING RESULTS.

     The integration of Servicesoft into our business will be a complex, time consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. We may encounter substantial difficulties, costs and delays involved in integrating Servicesoft's operations into our own, including:

     - potential incompatibility of business cultures;

     - perceived adverse changes in business focus;

     - potential conflicts in distribution, marketing or other important relationships; and

     - the loss of key employees and diversion of the attention of management from other ongoing business concerns.

     Our integration of Servicesoft's operations and personnel may be particularly difficult due to the location of Servicesoft's headquarters in Natick, Massachusetts. There are currently no plans to relocate or consolidate our Menlo Park headquarters or our Servicesoft headquarters. Failure to complete the integration successfully could result in the loss of key personnel and customers. We will need to devote significant resources to the integration of the acquired operations and personnel, and if unsuccessful, our business will suffer. In addition, the attention and effort devoted to the integration of Servicesoft will significantly divert our management's attention from other important issues, which could negatively affect our business and operating results.

IF WE DO NOT INTEGRATE OUR PRODUCTS AND TECHNOLOGIES QUICKLY AND EFFECTIVELY, MANY OF THE POTENTIAL BENEFITS OF THE MERGER MAY NOT BE REALIZED.

     We will need to integrate Servicesoft's product development operations, products and technologies with our own. This integration may be difficult and unpredictable because our analytic and Servicesoft products are highly complex and were developed independently and without regard to this integration. Successful integration of Servicesoft's product development operations and product lines with our own also requires coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This, too, may be difficult and unpredictable because of possible differences between our corporate cultures and organizations, different product and technology decisions and the geographic distance between our headquarters. In addition, this integration may take longer than expected, and we may be required to expend more resources on integration than anticipated. The need to expend additional resources on integration would reduce the resources that would otherwise be spent on developing each companies' own products and technologies. If we cannot successfully integrate Servicesoft's operations, products and technologies with our own, or if this integration takes longer than anticipated, the combined company may not be able to operate efficiently or realize the expected benefits of the merger.

IN ORDER TO ACHIEVE THE ANTICIPATED BENEFITS OF THE MERGER, WE WILL NEED TO SUCCESSFULLY DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS.

     We expect to develop and introduce new products, and enhanced versions of our currently existing analytic and Servicesoft products, that interoperate as a single platform. In addition to the risks and uncertainties inherent in the development and introduction of new products, the need to develop and introduce, in a timely manner, new products and versions that work effectively together and allow customers to achieve the benefits of a broader product offering presents significant additional obstacles. In particular, because our market is characterized by rapidly shifting customer requirements, we may not be able to assess these requirements accurately, or our joint products may not sufficiently satisfy these requirements. In addition, the introduction of these anticipated new products and versions may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate and fail to meet expectations.

     To date, we have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. We may not be able to overcome these obstacles, or market acceptance of new products and services developed by us may not meet expectations.

OUR PARTNERS AND CUSTOMERS MAY REACT UNFAVORABLY TO THE MERGER.

     We have entered into relationships with other technology companies, including software and services firms, to deliver our products to customers. Some of these other companies may feel that the combination of Broadbase and Servicesoft poses new competitive threats to their businesses and as a result may terminate their relationships with us, or reduce their level of activity on our behalf. In addition, we will need to educate our indirect sales channels regarding Servicesoft's products and services, and these indirect channels may not market these products and services effectively or at all.

     The merger may also have the effect of disrupting customer relationships. Our customers may not continue their current buying patterns. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Servicesoft's products and services with our own, and our future product and service strategy. Also, because of the broader product and service offering that we will now offer as a result of the merger, some of our customers may view us as more of a direct competitor than either Broadbase or Servicesoft as an independent company, and may therefore cancel or fail to place additional orders. Any significant delay or reduction in orders for our products could have a material, negative impact on our operating results.

IF WE ARE NOT ABLE TO SUCCESSFULLY CROSS-SELL OUR PRODUCTS AND SERVICES TO BROADBASE AND SERVICESOFT CUSTOMERS, THIS MAY NEGATIVELY AFFECT OUR OPERATING RESULTS.

     We intend to offer our current products to Servicesoft customers, and Servicesoft's current products to existing customers of Broadbase products. There can be no assurance that either company's customers will have an interest in the other company's products and services. The failure of cross-marketing efforts would diminish our ability to achieve one of the benefits that we expect to realize as a result of the merger, and could have a material, negative impact on our business, financial condition and operating results.

FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE ANTICIPATED BENEFITS OF THE MERGER.

     The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future role with us until our strategies with regards to Servicesoft's employees are announced or executed. We have different corporate cultures, and Servicesoft employees may not want to work for a larger, publicly-traded company instead of a smaller, start-up company. Some officers, including the Chief Executive Officer and President, and all directors of Servicesoft have agreements that provide for benefits, including severance and other payments and acceleration of vesting of stock options or restricted stock grants, that were triggered upon the closing of the merger, and this may affect our ability to retain these employees. In addition, competitors may recruit employees during our integration of Servicesoft, as is common in high technology mergers. If we are unable to retain personnel that are critical to the successful integration of Servicesoft with our company, we could face disruptions to our operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

     The following table presents information with respect to the selling stockholders and the shares of our common stock that they may offer with this prospectus. Each of the selling stockholders named below was formerly a stockholder of Decisionism, Inc. and acquired their shares as a result of our acquisition of that company. To our knowledge, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

     The share information provided in the table below is based on information provided to us about the selling stockholders as of December 18, 2000. We calculated beneficial ownership according to Rule 13d-3 of the Exchange Act as of this date. Each selling stockholder owns less than 1% of our outstanding common stock, based on 80,900,327 shares of our common stock outstanding as of December 18, 2000.

     Subject to the terms of our merger agreement with Decisionism, Inc., we will hold in escrow 45,145 shares that are beneficially owned by the selling stockholders, or 10% of the shares issued to each Decisionism stockholder in the acquisition, until December 15, 2001, as collateral for indemnification obligations set forth in that agreement. Subject to limited exceptions, these shares may not be sold or transferred without our consent.

     The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

                                                       SHARES BENEFICIALLY    SHARES THAT MAY
                                                          OWNED BEFORE          BE OFFERED
                        NAME                              THE OFFERING           AND SOLD
                        ----                           -------------------    ---------------
FORMER STOCKHOLDERS OF DECISIONISM:
Charles River Partnership VII........................        132,925              132,925
Sevin Rosen(1).......................................        106,339              106,339
Rho Management Trust I...............................        100,821              100,821
The Hill Partnership III.............................         48,775               48,775
Norwest Equity Partners IV...........................         45,904               45,904
Fletcher Spaght, Inc.................................         23,870               23,870
Trinity Ventures(2)..................................         11,407               11,407
Juan Rodriguez.......................................          3,898                3,898
Donald J. Devine.....................................          1,422                1,422
                                                             -------              -------
  Totals.............................................        475,361              475,361
                                                             =======              =======

-------------------------
(1) Represents 101,980 shares held by Sevin Rosen Fund V L.P., and 4,359 shares held by Sevin Rosen Affiliates Fund L.P.

(2) Represents 10,765 shares held by Trinity Ventures IV, L.P., and 642 shares held by Trinity Side by Side Fund, L.P.

                              PLAN OF DISTRIBUTION

     The selling stockholders will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the merger agreement we entered into with Decisionism. For example, each former Decisionism stockholder intending to sell shares with this prospectus must first submit to us a notice of resale, and may only sell shares with this prospectus during the fifteen trading days following our written affirmative response to this notice.

     Who may sell and applicable restrictions. Shares may be offered and sold directly by the selling stockholders from time to time. The selling stockholders could transfer, devise or gift shares by other means. Selling stockholders may also resell all or a portion of their shares in open market transactions in reliance upon available exemptions under the Securities Act, such as Rule 144, provided they meet the criteria and confirm to the requirements of one of these exemptions.

     Alternatively, the selling stockholders may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved.

     The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     In addition, some of the selling stockholders are venture capital funds, corporations or trusts which may, in the future, distribute their shares to their partners, stockholders or trust beneficiaries, respectively, which distributes may likewise distribute further such shares. Distributed shares may later be sold by such partners, stockholders or trust beneficiaries, or by any of their respective distributees.

     In order to comply with certain states' securities laws, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

     Prospectus delivery. Because selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. A prospectus supplement or a post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the shares. In addition, if we receive notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

     Manner of sales. The selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or the over-the-counter market. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

     The shares may be sold according to one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

     - an exchange distribution under the rules of the exchange;

     - face-to-face transactions between sellers and purchasers without a broker-dealer; and

     - by writing options.

     Hedging Transactions. In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus For example, the selling stockholders may:

     - enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

     - sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

     - write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

     - enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     - loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

     Expenses associated with registration. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

     Indemnification and contribution. In the merger agreement, we and the selling stockholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

     Suspension of this offering. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

                                 LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will provide us with a legal opinion as to the validity of the issuance of the shares of common stock offered with this prospectus. Certain partners and investment partnerships comprised of certain partners of Fenwick & West LLP own no more than 64,758 shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We incorporate into this prospectus by reference the following documents:

     - our annual report on Form 10-K for the year ended December 31, 1999;

     - all other reports filed by us under Section 13(a) or 15(d) of the Exchange Act since December 31, 1999, including: (1) our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and (2) our current reports on Form 8-K filed on February 11, 2000, September 26, 2000 (as amended on November 3, 2000) and November 17, 2000;

     - the description of our common stock contained in our registration statement on Form 8-A (File No. 000-26789) filed with the Securities and Exchange Commission on July 22, 1999; and

     - all other information that we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

     To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. Such inconsistent incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement.

     Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. You may obtain copies of this material from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information that we file electronically with the Commission are available at the Commission's web site at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Broadbase Software, Inc., 181 Constitution Drive, Menlo Park, California 94025, Attention: General Counsel, telephone: (650) 614-8300.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [BROADBASE LOGO]

                            BROADBASE SOFTWARE, INC.

                               475,361 Shares of
                                  Common Stock

                           -------------------------

                                   PROSPECTUS

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the shares being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........  $   844
Accounting fees and expenses................................   10,000
Legal fees and expenses.....................................   30,000
Printer and other miscellaneous fees........................    4,156
                                                              -------
          Total.............................................  $45,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act.

     As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); and

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

     - the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

     - the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

     - the Registrant is required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

     - that the rights conferred in the bylaws are not exclusive.

     The Registrant entered into indemnity agreements with each of its current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in its certificate of incorporation and to provide additional procedural protections. The indemnification provisions in the Registrant's certificate of incorporation, bylaws and in these indemnification agreements may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act. The Registrant also obtained directors' and officers' liability insurance that will include coverage for securities matters.

     The Registrant entered into underwriting agreements with investment banks and certain of our stockholders in connection with our initial public offering and secondary public offering pursuant to which the underwriters agreed to indemnify the Registrant, its directors and executive officers against certain liabilities, including liabilities arising under the Securities Act. The Registrant has also entered into various merger agreements in connection with its acquisitions of various companies under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities, including liabilities arising under the Securities Act, the Exchange Act or other federal or state laws. Likewise, pursuant to our Fourth Amended and Restated Investor's Rights Agreement, stockholders exercising rights pursuant to that agreement have agreed to indemnify the Registrant, its directors and its officers who sign the registration statement against certain liabilities including liabilities arising under the Securities Act.

     See also the undertakings set out in response to Item 17.

     Reference is made to the following documents regarding relevant indemnification provisions described above and elsewhere herein:

                                    DOCUMENT

          1. First Amended and Restated Certificate of Incorporation (see
     Exhibit 4.01).

          2. Bylaws (see Exhibit 4.02).

          3. Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers (incorporated by reference to Exhibit 10.01 to the Registrant's registration statement on Form S-1 (File No. 333-82251) declared effective by the Commission on July 2, 1999).

ITEM 16. EXHIBITS.

     The following exhibits are filed with this registration statement or incorporated into this registration statement by reference:

                                                                     INCORPORATED BY REFERENCE
EXHIBIT                                                       ---------------------------------------    FILED
NUMBER                   EXHIBIT DESCRIPTION                  FORM   FILE NO.   EXHIBIT   FILING DATE   HEREWITH
-------                  -------------------                  ----   ---------  -------   -----------   --------
  4.01    First Amended and Restated Certificate of           S-4    333-48696   4.05      11/09/00
          Incorporation, as filed with the Delaware
          Secretary of State on December 18, 2000.
  4.02    Bylaws, as adopted on June 28, 1999.                S-1    333-82251   3.05      07/02/99
  4.03    Form of specimen certificate for our common stock.  S-1    333-82251   4.01      08/12/99
  5.01    Opinion of Fenwick & West LLP regarding the                                                      X
          legality of the shares being registered.
 23.01    Consent of Fenwick & West LLP (included in Exhibit                                               X
          5.01).
 23.02    Consent of Ernst & Young LLP, Independent                                                        X
          Auditors.
 24.01    Power of Attorney (see page II-4).                                                               X

ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

          (5) That, for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Broadbase Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on this 20th day of December, 2000.

                                          BROADBASE SOFTWARE, INC.

                                          By:         /s/ CHUCK BAY
                                            ------------------------------------
                                                         Chuck Bay
                                             Chief Executive Office, President
                                                         and Director

                               POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints Chuck Bay, Rusty Thomas and Eric Willgohs, and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 415 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
PRINCIPAL EXECUTIVE OFFICER:

                /s/ CHUCK BAY                      Chief Executive Officer,         December 20, 2000
---------------------------------------------       President and Director
                  Chuck Bay

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL
ACCOUNTING OFFICER:

              /s/ RUSTY THOMAS                   Executive Vice President and       December 20, 2000
---------------------------------------------       Chief Financial Officer
                Rusty Thomas

ADDITIONAL DIRECTORS:

                                                           Chairman
---------------------------------------------
                 Mark Kremer

              /s/ KEVIN HARVEY                             Director                 December 20, 2000
---------------------------------------------
                Kevin Harvey

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
                /s/ PAUL LEVY                              Director                 December 20, 2000
---------------------------------------------
                  Paul Levy

            /s/ NANCY SCHOENDORF                           Director                 December 20, 2000
---------------------------------------------
              Nancy Schoendorf

                                 EXHIBIT INDEX

                                                                     INCORPORATED BY REFERENCE
EXHIBIT                                                       ---------------------------------------    FILED
NUMBER                   EXHIBIT DESCRIPTION                  FORM   FILE NO.   EXHIBIT   FILING DATE   HEREWITH
-------                  -------------------                  ----   ---------  -------   -----------   --------
  4.01    First Amended and Restated Certificate of           S-4    333-48696   4.05      11/09/00
          Incorporation, as filed with the Delaware
          Secretary of State on December 18, 2000.
  4.02    Bylaws, as adopted on June 28, 1999.                S-1    333-82251   3.05      07/02/99
  4.03    Form of specimen certificate for our common stock.  S-1    333-82251   4.01      08/12/99
  5.01    Opinion of Fenwick & West LLP regarding the                                                      X
          legality of the shares being registered.
 23.01    Consent of Fenwick & West LLP (included in Exhibit                                               X
          5.01).
 23.02    Consent of Ernst & Young LLP, Independent                                                        X
          Auditors.
 24.01    Power of Attorney (see page II-4).                                                               X